CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Form N-14 of The Aegis Funds and to the use of our report dated October 24, 2013 on the financial statements and financial highlights of Aegis Value Fund, Inc.  Such financial statements and financial highlights appear in the August 31, 2013 Annual Report to Shareholders which is incorporated by reference in the Combined Prospectus/Proxy Statement filed with the Securities and Exchange Commission.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
January 7, 2014